UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G-A

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)*

RYE PATCH GOLD CORP.

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

783727100

(CUSIP Number)

December 31, 2012

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b) (amendment filed pursuant to Rule 13d-2)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 783727100

1.	NAMES OF REPORTING PERSONS: Frank E. Holmes I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): 00-0000000
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION: Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER: 5,845,000 shares
	6.	SHARED VOTING POWER: 0
	7.	SOLE DISPOSITIVE POWER: 6,400,000 shares
	8.	SHARED DISPOSITIVE POWER: 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 6,400,000 shares
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.32%
12.	TYPE OF REPORTING PERSON HC

CUSIP No. 783727100

1.	NAMES OF REPORTING PERSONS: U.S. Global Investors, Inc. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): 00-0000000
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION: Texas
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER: 5,845,000 shares
	6.	SHARED VOTING POWER: 0
	7.	SOLE DISPOSITIVE POWER: 6,400,000 shares
	8.	SHARED DISPOSITIVE POWER: 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 6,400,000 shares
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.32%
12.	TYPE OF REPORTING PERSON IA

CUSIP No. 783727100

1.	NAMES OF REPORTING PERSONS: U.S. Global Investors World Precious Minerals Fund I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): 00-0000000
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER: 6,400,000 shares
	6.	SHARED VOTING POWER: 0
	7.	SOLE DISPOSITIVE POWER: 6,400,000 shares
	8.	SHARED DISPOSITIVE POWER: 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 6,400,000 shares
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.95%
12.	TYPE OF REPORTING PERSON IC

ITEM 1.

(a) NAME OF ISSUER:	Rye Patch Gold Corp.

(b) ADDRESS OF ISSUER’S
PRINCIPAL EXECUTIVE OFFICES:	1740-1177 West Hastings Street
Vancouver, BC
Canada V6E 2K3

ITEM 2.

(a) NAME OF PERSON FILING:	Frank E. Holmes
(b) ADDRESS OF PRINCIPAL	7900 Callaghan Road
BUSINESS OFFICE	San Antonio, Texas 78229
(c) CITIZENSHIP:	Canada

(a) NAME OF PERSON FILING:	U.S. Global Investors, Inc.
(b) ADDRESS OF PRINCIPAL	7900 Callaghan Road
BUSINESS OFFICE	San Antonio, Texas 78229
(c) CITIZENSHIP:	Texas

(a) NAME OF PERSON FILING:	U.S. Global Investors World Precious Minerals Fund
(b) ADDRESS OF PRINCIPAL	7900 Callaghan Road
BUSINESS OFFICE	San Antonio, Texas 78229
(c) CITIZENSHIP:	Delaware

(d) TITLE OF CLASS OF SECURITIES:	Common Stock

(e) CUSIP NUMBER:	783727100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 17 CFR §240.13d-1(b) OR §240.13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☒	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☒	An investment adviser in accordance with 17 CFR 240.13d-1(b)(1) (ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with 17 CFR §240.13d-1(b)(1)(ii)(F);

(g)	☒	A parent holding company or control person in accordance with 17 CFR §240.13d-(1)(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	Group, in accordance with 17 CFR §240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

The responses to Items 5-11 of the respective cover pages of Mr. Holmes, U.S. Global Investors Inc. (“USGI”), and U.S. Global Investors World Precious Minerals Fund (“World Precious Minerals Fund”) are hereby incorporated by reference in response to Items 4(a)-(c).

USGI is the manager of investment accounts that hold in the aggregate 6,400,000 shares. Mr. Holmes is the chief executive officer and controlling shareholder of USGI. The World Precious Minerals Fund holds 5,845,000 shares. The filing of this Schedule 13G shall not be construed as an admission that any reporting person or its affiliates is for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Section 13G.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☒.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10. CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of: February 15, 2013.

FRANK E. HOLMES

/s/ Susan B. McGee
(Signature) By: Susan B. McGee, Power of Attorney

U.S. GLOBAL INVESTORS, INC.
By:	Susan B. McGee
President, General Counsel

/s/ Susan B. McGee
(Signature)

U.S. GLOBAL INVESTORS FUNDS
By:	Susan B. McGee
Executive Vice President, Secretary

/s/ Susan B. McGee
(Signature)

Exhibit A

Joint Filing Agreement

We, the undersigned, hereby express our agreement that the attached Schedule 13G, and any amendments thereto, is filed jointly on behalf of each of us pursuant to Rule 13d-1(k) of the Exchange Act.

Dated as of: February 15, 2013.

FRANK E. HOLMES

/s/ Susan B. McGee
(Signature) By: Susan B. McGee, Power of Attorney

U.S. GLOBAL INVESTORS, INC.
By:	Susan B. McGee
President, General Counsel

/s/ Susan B. McGee
(Signature)

U.S. GLOBAL INVESTORS FUNDS
By:	Susan B. McGee
Executive Vice President, Secretary

/s/ Susan B. McGee
(Signature)